Coopers
& Lybrand

Consent of Independent Accountants









To the Trustees of Scudder Variable Life Investment Portfolio:



We consent to the incorporation by reference in Post-Effective Amendment No. 25 to the Registration Statement of Scudder Variable Life Investment Portfolio on Form N-1A, of our report dated January 30, 1998 on our audit of the financial statements and financial highlights of Scudder Variable Life Investment Fund, which report is included in the Annual Report to Shareholders for the period ended December 31, 1997 which is incorporated by reference in the Post-Effective Amendment to the Registration Statement.



We also consent to the reference to our Firm under the caption
"Experts."










                                                     /s/Coopers & Lybrand L.L.P.
Boston, Massachusetts                                   Coopers & Lybrand L.L.P.
April 27, 1998